EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Unrivaled Brands, Inc. is a holding company with the following subsidiaries:
•121 North Fourth Street, LLC, a Nevada limited liability company ("121 North Fourth");
•620 Dyer LLC, a California corporation (“Dyer”);
•1815 Carnegie LLC, a California limited liability company (“Carnegie”);
•Black Oak Gallery, a California corporation (“Black Oak”);
•Blüm San Leandro, a California corporation (“Blüm San Leandro”);
•Halladay Holding, LLC, a California limited liability company (“Halladay”);
•MediFarm, LLC, a Nevada limited liability company (“MediFarm”);
•MediFarm I, LLC, a Nevada limited liability company (“MediFarm I”);
•People's First Choice, LLC, a California limited liability company ("People's"); and
•UMBRLA, Inc., a Nevada corporation ("UMBRLA").